[letterhead of RP Financial, LC.]

                                                 July 9, 2003

Mr. George Strayton
President and Chief Executive Officer
Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  14094-3785

Dear Mr. Strayton:

         This letter sets forth the agreement between Provident Bancorp, Inc., Montebello, New York ("Provident"), subsidiary of Provident Bancorp, MHC, and RP Financial, LC. ("RP Financial"), whereby Provident has engaged RP Financial to prepare the written business plan document and financial projections reflecting the pro forma impact of the mutual to stock conversion of Provident, the simultaneous cash and stock acquisition of E.N.B. Holding Company, Inc., Ellenville, New York ("ENB"), the banking holding company for Ellenville National Bank and the post-conversion and merger activities of Provident. These services are described in greater detail below.


Description of Proposed Services
--------------------------------

         RP Financial's business planning services will include the following areas: (1) determining Provident's current financial and operating condition, business strategies and anticipated future strategies, both currently and on a pro forma basis; (2) quantifying the impact of business strategies, incorporating the use of offering proceeds and the acquisition of Provident; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of selected business strategies and the use of offering proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization and inter-company cash flows.

         The contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the stock offering application.

Mr. George Strayton
July 9, 2003
Page 2


Fee Structure and Payment Schedule
----------------------------------

         Provident agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $30,000. Payment of the professional fees shall be made upon delivery of the completed business plan. Provident also agrees to reimburse RP Financial for those direct reasonable out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning and appraisal engagements, subject to written authorization from Provident to exceed such level.

         In the event Provident shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, Provident agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by Provident and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Provident.


Indemnifications
----------------

         The provisions of paragraph 3 in that certain letter agreement dated July 9, 2003 between Provident and RP Financial are incorporated herein by reference.

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                                Sincerely,

                                                /s/ RONALD S. RIGGINS



                                                Ronald S. Riggins
                                                President and Managing Director


Agreed To and Accepted By:        George Strayton  /s/ GEORGE STRAYTON
                                                   -----------------------------
                                  President and Chief Executive Officer

Upon Authorization by the Board of Directors For:  Provident Bancorp, Inc.
                                                   Subsidiary of Provident
                                                   Bancorp, MHC
                                                   Montebello, New York

Date Executed:                  7-25-03
                  -----------------------------------